EXHIBIT 10.32
AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT made as of the 30th day of September, 2013, among UNIVERSAL BUSINESS EQUIPMENT CORP., a Connecticut corporation having its principal offices at 120 Porter Street (P.O. Box 55310), Bridgeport, Connecticut 06606 (“Seller”), and CRYSTAL ROCK LLC, a Delaware limited liability company having an office at 1050 Buckingham Street, Watertown, Connecticut 06795 (“Buyer”).
WITNESSETH:
WHEREAS, Buyer desires to purchase on the 30th day of September, 2013, all of the assets of the Seller used by the Seller in the operation of its Office Supply Business (hereinafter “Business”); and
WHEREAS, Seller hereby agrees to sell to Buyer all of the assets, including but not limited to, the Business, the customer and account list attached hereto as Schedule A (the "Transferred Accounts") and the goodwill associated therewith, all of Seller’s Equipment in the field (both leased and owned), and in the warehouse and offices, all fixed assets, all attached hereto as Schedule B, including but not limited to all vehicles, all Inventory, Rebates Receivable, the Company Website, Internet Shopping Cart, and all Operating Software and Data, Source Codes and Licenses, and all other information related to Information Technology (hereinafter the “Equipment”), attached hereto as Schedule B (the “Transferred Equipment); and
WHEREAS, The Buyer agrees to assume the leases on office equipment, which leases have a total obligation of approximately $22,000, and on 5 vehicles and 1 truck (the “Vehicles”), which leases have a total obligation of approximately $112,000.00 or at Buyer’s choice, purchase the Vehicles from the leasing company; and

WHEREAS, Buyer hereby agrees to buy  all of the assets, including but not limited to, the Transferred Accounts and Transferred Equipment effective on the 30th day of September, 2013, (the “Transfer Date”) at the “Closing”, which is defined as the date when the Bill of Sale, Transfer of Assets, other related documents, and the cash payment are exchanged; and
WHEREAS, all of the assets of the Seller, including but not limited to, the Transferred Accounts and Transferred Equipment are hereinafter sometimes collectively referred to as the “Assets”; and
WHEREAS, Seller desires to sell the Assets to Buyer and Buyer desires to purchase the Assets from Seller, all upon and subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

Closing Date, Due Diligence, Material Adverse Change
The effective time of Closing Date of this transaction shall be September 30, 2013, or such other time as agreed to by the Parties, and shall take place at the Buyer’s attorney’s offices in Hartford, Connecticut or the Buyer’s lending institution.
Any material adverse change in the business or financial condition of the Seller, as reasonably determined by the CFO of the Buyer, between the date of this agreement and the Closing Date shall constitute sufficient cause for the Buyer to terminate this agreement.

Purchase Price
The Base Purchase Price for the Assets shall be TWO MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,100,000.00), subject to adjustments in paragraph 3a and 3b below, ONE MILLION NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,900,000.00) paid at Closing in immediately available funds and the balance of TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00) held in Escrow by the Buyer.

Purchase Price Adjustment and Escrow
(a)           At the Closing, the Purchase Price shall be adjusted by any difference between ninety percent (90%) of the Accounts Receivable, and one hundred percent (100%) of the Rebates Receivable, the Deposits on Furniture and Supply Orders and the Accounts Payable.
(b)           The price paid for the Accounts Receivable shall be ninety percent (90%) of such Receivables.
(c)           Closing Adjustments shall be made using the following format:
Price                                                                                       $_______________
Plus:
Accounts Receivable x 90%                              $_______________
Rebates Receivable                                             $_______________
Deposits on Furniture Orders                            $_______________
$_______________

Less:
Accounts Payable                                                   $_______________
Total Paid                                                                                  $_______________
Cash paid at Closing                                                               $_______________
Cash held in Escrow by Buyer                                              $_______________

(d)           Post Closing Adjustment shall be made two (2) months and twenty (20) days after Closing as follows:
1.           Net of all after discovered liabilities offset by ninety percent (90%) of Accounts Receivable additions unknown at time of Closing.
2.           Any amounts remaining after such Post Closing Adjustments shall be paid to Seller no more than two (2) months and twenty (20) days after the Closing.

Retained Assets
Seller is selling to Buyer all Assets of Seller.

Assets Purchased and Assumption of Liabilities
Seller is selling to Buyer all of the assets, including but not limited to, the Transferred Accounts (listed on Schedule A), the Accounts Receivable, Vendor Rebates Receivable, all Inventory and all Equipment (the “Transferred Equipment”).  No liabilities of the Seller shall be assumed by the Buyer, except the Vehicle and Equipment Leases and the Accounts Payable, as previously set forth.

Non-Compete/Restriction on Servicing Transferred Accounts
Seller agrees that during the FIVE (5) YEAR period commencing on the date of the Closing and concluding SIXTY (60) MONTHS later, Seller shall not solicit or directly service any of the Transferred Accounts for the sale of office supplies and further agrees not to solicit any of said Transferred Accounts for the sale of any products sold by the Buyer.  Seller also agrees not to solicit any of Buyer’s other customers in New England and New York for any product sold by Buyer during said period.

Conditions to be Fulfilled by Seller
Unless otherwise noted below, Seller is responsible to provide to Buyer upon execution of this Agreement:
(a)           All customer information, including customer name, address, telephone number and contact person for both delivery and billing, for each Transferred Account;
(b)           The type of equipment, including model numbers and serial numbers, at each location for each Transferred Account;
(c)           At or before the Closing, appropriate payoff statements from Seller’s lending institutions and any other creditor who holds a valid security interest in the Assets to be sold, if any, in order that such liens can be paid by Buyer out of the proceeds at the time of closing.
(d)           Computer software (subject to licensing restrictions) and computer data as follows: all software, all computers, all data, records, licenses and source codes and other information of Seller relating to the Transferred Assets (other than Seller's corporate minutes book and stock records) or copies thereof, including all data stored in Seller's computers and including all information in Seller’s possession (the "Transferred Information");
(e)           All technological information and passwords necessary for Information Technology, Website and Shopping Cart functionality;
(f)           At the time of execution of this Agreement, supply Buyer with its Federal and all State Tax Identification Numbers; and
(g)           At the time of Closing, proof that all federal and state income taxes, sales taxes and personal property taxes have been paid in full and are up-to-date.

Transfer Free and Clear of Liens, Etc.
Seller represents and warrants to Buyer that the Assets to be sold under this Agreement will be transferred free and clear of all liens, claims and encumbrances and Seller will indemnify and hold harmless Buyer therefrom.  Seller shall obtain and deliver all necessary releases of liens and security interests on Seller with respect to the Assets.  Seller shall provide Buyer with pay-off statements from all secured creditors prior to the Closing. All secured liens shall be paid from the sale proceeds at Closing and Seller shall deliver to Buyer a Bill of Sale in the form of Exhibit A attached hereto for the Assets.

Buyer’s Representations
Buyer represents and warrants that it has duly executed and delivered this Agreement and all other agreements and documents delivered by it in connection with this Agreement all of which are legal, valid and binding obligations, enforceable in accordance with their terms and not in violation of any other agreements, instruments, orders or judgments by which it is bound or subject, and except as specifically set forth in this Agreement, do not require the consent or approval of any other person, entity or governmental agency, and if necessary have been approved by the entity or governmental agency, and if necessary have been approved by the Board of Directors and Shareholders, and by all necessary corporate action, of such party.
Buyer represents and warrants that it is a Limited Liability Company duly organized, validly existing and in good standing in its state of incorporation set forth above, and that there are no judgments, suits, actions or proceedings pending against it which are relevant to this transaction.
Except as expressly set forth in this Agreement, no representations, warranties or covenants are made by Buyer.

Seller’s Representations
Seller warrants and represents the following:

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and duly qualified to do business in the States of Connecticut, Massachusetts, Rhode Island and New York and has all necessary power to execute and deliver this Agreement and perform all of its obligations hereunder.  Seller has the full power and authority to enter into and perform this Agreement, and the execution, delivery and performance of this Agreement by Seller (i) has been duly and validly authorized by all necessary action on the part of Seller, (ii) does not conflict with or result in a violation of Seller’s organizational documents or any judgment, order or decree or any court or arbiter in any proceeding to which Seller is a party, (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Seller is bound or to which it is a party, and (iv) has obtained approval of its Board of Directors and Shareholders for this transaction, copies of which approvals will be supplied to the Buyer at the Closing.  This Agreement, when executed will be valid and legally binding obligation of Seller enforceable in accordance with its terms.
Except as hereinafter set forth, Seller is not aware of any judgments unsatisfied against Seller and encumbering the Assets or consent decrees or injunctions affecting the Assets or any litigation, claim or proceeding pending or threatened against or relating to Seller’s ownership or operation of or title to the Assets and Seller is not aware of any basis for any such action or of any government investigation relative to the Assets.
Seller is not aware that its ownership or uses of the Assets violates any law, statute, ordinance, regulation, order or decree applicable thereto in any material respect or that there exists any state of facts which, with the passage of time or giving of notice or both, would result in any such violation.
To the best of Seller’s knowledge, there are no management, real estate, leasing, rental, commission, service, maintenance, employment, union or other like contracts or agreements of any kind or description in existence relating to the Assets and binding upon Buyer as successor in title to the Assets.

Seller represents to the best of its knowledge, that all assets necessary for the operation of the business as it is currently operated are included in this transaction.
Seller represents that all of the financial statements, compilations, and related financial information supplied to the Buyer are accurate and complete and there has been no material, adverse change in the business or financial prospects of the Seller since the date of the most current financial statement and balance sheet supplied to Buyer.
Except as expressly set forth in this Agreement, no representations, warranties or covenants are made by Seller.

Allocation of Purchase Price
The Vice President of Finance shall complete the allocation of the Purchase Price after reviewing recent valuations for similar equipment.  Said allocation shall be completed and forwarded to the Seller two (2) months and twenty (20) days after the Closing.

Indemnification
By Seller:  After Closing, Seller shall indemnify and hold Buyer harmless from and against the following:
Any loss, cost, damage or expense Buyer may suffer or incur by reason of Seller’s failure to pay, perform or satisfy as, with and in the manner required any liability, obligation or undertaking of Seller under Seller’s Obligations under this agreement due in performance prior to Closing.  Buyer may, as a nonexclusive remedy, deduct from the Escrow the amounts incurred as a result thereof;
Any loss, cost, damage or expense Buyer may suffer or incur by reason of Seller’s ownership, use, maintenance or operation of the Assets prior to the Closing, including, but not limited to, any loss, cost, damage or expense Buyer may suffer or incur arising out of Seller’s ownership, use, maintenance or operation of the coolers prior to Closing. Buyer may, as a nonexclusive remedy, deduct from the Escrow the amounts incurred as a result thereof;

Any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including, without limitation, reasonable attorney’s fees and costs of investigation or defense) Buyer may suffer or incur by reason of any of the foregoing or in enforcing the provisions of this Paragraph (a). Buyer may, as a nonexclusive remedy, deduct from the Escrow the amounts incurred as a result thereof.
By Buyer:  After Closing, Buyer shall indemnify and hold Seller harmless from and against the following:
Any loss, cost, damage or expense Seller may suffer or incur by reason of Buyer’s failure to pay, perform or satisfy as, with and in the manner required any liability, obligation or undertaking of Buyer under Buyer’s Obligations due in performance at or after the Closing;
Any loss, cost, damage or expense Seller may suffer or incur by reason of Buyer’s ownership, use, maintenance or operation of the Assets , including, but not limited to, any loss, cost, damage or expense Seller may suffer or incur arising out of Buyer’s ownership, use, maintenance or operation of any Equipment or Machinery subsequent to Closing;
Any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including, without limitation, reasonable attorney’s fees and costs of investigation or defense) Seller may suffer or incur by reason of any of the foregoing or in enforcing the provisions of this Paragraph (b).

General Provisions
All written notices shall be given by mailing (Certified Mail Return Receipt Requested or recognized overnight courier such as Federal Express or UPS,) or delivering the same to Seller or Buyer at their respective addresses set forth below:

Buyer:                    CRYSTAL ROCK LLC
1050 Buckingham Street
Watertown, CT 06795
Attn: Peter Baker, CEO

Copy to:                  Ross S. Rapaport, Esq.
McElroy, Deutsch, Mulvaney & Carpenter/PH, LLP
One State Street, 14th Floor
Hartford, CT  06103

Seller:	Universal Business Equipment Corp.
120 Porter Street
Bridgeport, CT 06610

Copy to:                  Jerry B. Plumb, Esq.
O’Connell, Plumb & MacKinnon, P.C.
75 Market Place
Springfield, MA 01103

Each party may change the address to which notices are to be sent by delivering notice thereof in the manner provided in this Paragraph (a).
This Agreement and all the schedules referenced herein and annexed hereto contain the entire agreement of the Parties hereto with respect to the matter contained herein and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose.  Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the party against whom enforcement is sought.
Any dispute, controversy or claim relating to this Agreement, including but not limited to, the interpretation thereof, or its breach or existence, which cannot be resolved amicably by the Buyer and Seller shall be referred to Arbitration which shall be the sole and exclusive forum for resolution and settlement of any dispute, controversy or claim between the Parties.  The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association and shall be held in the State of Connecticut.

This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be amended or assigned without the express written consent of Seller and Buyer.
This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of law principles.
This Agreement may be executed in counterparts by the Parties hereto, which taken together shall constitute one instrument, and shall be effective when counterparts signed by both Parties are received by each party hereto.
Each party shall be entitled to reasonable attorney's fees and legal expenses incurred in connection with the enforcement of this Agreement if such party shall prevail in such action.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date and year first above written.

BUYER:

CRYSTAL ROCK LLC

By: /s/ Peter Baker
PETER BAKER
Its: CEO

SELLER:

UNIVERSAL BUSINESS EQUIPMENT CORP.

By: /s/ Thomas J. Colombo
THOMAS J. COLOMBO
Its: Treasurer

Schedules

Schedule A (accounts) and Schedule B (equipment) are omitted.  The registrant agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.